Exhibit 1

Transactions in the Securities of the Issuer During the Past Sixty (60) Days

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)*	Price Range ($)	Date of Purchase/Sale

22NW FUND, LP

Sale of Common Stock	(5,124)	31.9880	31.5000 - 32.1250	03/04/2026
Sale of Common Stock	(78,414)	28.5103	28.0000 - 29.0000	03/23/2026
Sale of Common Stock	(25,889)	28.1864	28.0000 - 28.7350	03/24/2026
Sale of Common Stock	(2,716)	28.0860	28.0000 - 28.5000	03/25/2026
Sale of Common Stock	(8,968)	28.0208	28.0000 - 28.1200	03/26/2026
Sale of Common Stock	(862)	28.0200	-	03/27/2026
Sale of Common Stock	(1,887)	28.0111	28.0000 - 28.1000	03/30/2026
Sale of Common Stock	(1,500)	28.02	-	03/31/2026
Sale of Common Stock	(38,431)	28.0473	28.0000 - 28.3025	04/01/2026
Sale of Common Stock	(23,138)	28.0085	28.0000 - 28.1000	04/02/2026

* The price reported in column Price Per Security ($) is a weighted average price if a price range is indicated in column Price Range ($). These securities were sold in multiple transactions at prices between the corresponding price ranges in the applicable row. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of securities sold at each separate price.